CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 99 and Amendment No. 100, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 27, 2022 on the financial statements and financial highlights of SP Funds S&P 500 Sharia Industry Exclusions ETF, SP Funds Dow Jones Global Sukuk ETF, and SP Funds S&P Global REIT Sharia ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2022